[RYLEY, CARLOCK & APPLEWHITE LETTERHEAD]

                                  June 14, 1996




Knight Transportation, Inc.
5601 West Buckeye Road
Phoenix, Arizona 85043

                   Re: Knight Transportation, Inc. - Registration Statement on Form S-1 pertaining to One Million Eight Hundred Forty Thousand (1,840,000) Shares of Common Stock, par value $ .01 per share (the "Shares")

Ladies and Gentlemen:

                  In connection with the registration of the Shares under the Securities Act of 1933, as amended (the "Act"), by Knight Transportation, Inc., an Arizona corporation (the "Company"), pursuant to Form S-1 filed with the Securities and Exchange Commission (the "Commission") on or about June 14, 1996, as amended ("Registration Statement), you have requested our opinion with respect to the matters set forth below.

                  We have acted as corporate counsel for the Company in connection with the matters described herein. In our capacity as corporate counsel to the Company, we have reviewed and are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares and, for purposes of this opinion, we have assumed all such proceedings will be timely completed in the manner presently proposed. In addition, we have relied upon certificates and advice from the officers of the Company upon which we believe we are justified in relying and on various certificates from, and documents recorded with, the Arizona Corporation Commission (the "ACC"), including the Company's Restated Articles of Incorporation filed with the ACC on August 31, 1994. We have also examined the Amended and Restated Bylaws of the Company dated April 11, 1995 (the "Bylaws") and the resolutions of the Board of Directors of the Company adopted or effective on or before June 14, 1996, and in full force

Knight Transportation, Inc.
June 14, 1996
Page 2

and effect; and such laws, records, documents, certificates, opinions and instruments as we deem necessary to render this opinion.

                  We have assumed the genuineness of all signatures, and the authenticity of all documents submitted to us as originals and the conformity of the originals of all documents submitted to us as certified, photostatic or conformed copies. In addition, we have assumed that each person executing any instrument, document or certificate referred to herein on behalf of any party is duly authorized to do so.

                  Based on the foregoing and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter, all of the Shares have been duly authorized and the Shares will, upon issuance and delivery in accordance with the terms and conditions described in the Registration Statement against payment therefore, be validly issued, fully paid and non-assessable.

                  We consent to your filing this opinion as an exhibit to the Registration Statement, and further consent to the filing of this opinion as an exhibit to the applications to Securities Commissioners for the various states of the United States for registration of the Shares. We also consent to the identification of our firm as counsel to the Company in the section of the Prospectus (which is part of the Registration Statement) entitled "Legal Matters."

                  We are qualified to practice law in the State of Arizona and do not purport to be experts on, or to express any opinions herein concerning, any law other than the law of the State of Arizona. Furthermore, the opinions presented in this letter are limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated.

                  The opinions expressed in this letter are solely for your use and may not be relied upon by any other person without our prior written consent.

                                                     Sincerely,


                                                     RYLEY, CARLOCK & APPLEWHITE